UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
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Specialized Disclosure Report
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ASML Holding N.V.
(Exact name of registrant as specified in its charter)
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The Netherlands	001-33463	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

De Run 6501
5504 DR Veldhoven
The Netherlands
(Address of principal executive offices) (Zip Code)

James A. McDonald
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate, London, EC2N 4BQ
+44 (0)20 7519 7000
(Name and telephone number, including area code, of the person to contact in connection with this report.)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period January 1 to December 31, 2023.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A copy of the Conflict Minerals Report of ASML Holding N.V. (“ASML”) for the period from January 1, 2023 to December 31, 2023. is filed herewith as Exhibit 1.01, and is publicly available at www.asml.com (https://www.asml.com/en/company/sustainability/responsible-supply-chain) as well as the SEC’s EDGAR database at www.sec.gov.

Item 1.02 Exhibit

ASML's Conflict Minerals Report is filed herewith as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit No.	Description of Exhibit

1.01	Conflict Minerals Report as required by Item 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ASML HOLDING N.V. (Registrant)

Date: May 31, 2024	By:	/s/ Christophe D. Fouquet
Christophe D. Fouquet
Chief Executive Officer